EXHIBIT 99.3

SUMMARY OF WARRANTS

SUMMARY TERMS OF CGI GROUP INC. WARRANTS HELD BY BCE INC.
December 22, 2005

Issuer	Beneficiary	Issue and Expiry Date	Maximum Number of Shares	Price per Share	Conditions to Exercise

CGI Group Inc. ("CGI")	BCE Inc. ("BCE")	August 9, 2001 - June 12, 2006	843,918 Class A Subordinate Shares ("Class A Shares").See "Conditions to Exercise".	$8.877
The exercise of the warrant by BCE is conditional upon Laurentian Bank of Canada ("LBC") having exercised its warrant to purchase 1,118,210 Class A Shares dated June 13, 2001. The number of Class A Shares that BCE may purchase under its warrant is proportionate to that number of Class A Shares purchased by LBC under its warrant.

CGI	BCE	August 9, 2001 - June 12, 2006	30,435 Class B (Multiple Voting) Shares ("Class B Shares"). See "Conditions to Exercise".	$8.877
The exercise of the warrant by BCE is conditional upon LBC having exercised its warrant to purchase 1,118,210 Class A Shares dated June 13, 2001. The number of Class B Shares that BCE may purchase under its warrant is proportionate to that number of Class A Shares purchased by LBC under its warrant.

CGI	BCE	August 9, 2001 - April 30, 2006	3,021,096 Class A Shares. See "Conditions to Exercise".	$6.55
The exercise of the warrant by BCE is conditional upon Confédération des Caisses Populaires et d'Économie Desjardins du Québec ("Desjardins") having exercised its warrant to purchase 4,000,000 Class A Shares dated May 1, 2001. The number of Class A Shares that BCE may purchase under its warrant is proportionate to that number of Class A Shares purchased by Desjardins under its warrant.

CGI	BCE	August 9, 2001 - April 30, 2006	110,140 Class B Shares. See "Conditions to Exercise".	$6.55
The exercise of the warrant by BCE is conditional upon Desjardins having exercised its warrant to purchase 4,000,000 Class A Shares dated May 1, 2001. The number of Class B Shares that BCE may purchase under its warrant is proportionate to that number of Class A Shares purchased by Desjardins under its warrant.

The warrants do not provide to their holders any shareholder rights such as voting rights or rights to receive dividends or other distributions. All warrants are non-transferable by BCE other than to a wholly-owned subsidiary incorporated under the laws of Canada or of one the provinces thereof. The number of shares under warrant shall be adjusted to give effect to CGI’s share capital adjustments or reorganizations. The warrants are governed by the laws of Québec.